UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2013

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

(a) Fulghum Stock Purchase Agreement

On May 1, 2013, Rentech, Inc., a Colorado corporation (the “Company”), and Rentech WP U.S. Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Buyer”), entered into a Stock Purchase Agreement, dated as of May 1, 2013 (the “SPA”), among the Company, the Buyer, the shareholders (the “Sellers”) of Fulghum Fibres, Inc., a Georgia corporation (“Fulghum”), and Anthony M. Hauff, as the Sellers’ representative, to acquire 100% of the issued and outstanding capital stock of Fulghum (the “Acquisition”) from the Sellers. On the same date, the Acquisition was completed in accordance with the SPA and Fulghum became a wholly-owned indirect subsidiary of the Company. Fulghum is a producer of wood chips and provider of wood chip processing services to customers in the pulp and paper industries. A copy of the SPA is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

At the closing of the Acquisition, the Company acquired all of the capital stock of Fulghum for $60.0 million in cash and repaid approximately $3.0 million of Fulghum’s debt. On the closing date of the Acquisition, Fulghum had approximately $10.0 million of cash and approximately $59.0 million of debt that remains outstanding. Taking this debt and cash into consideration, the Company acquired Fulghum for a total net purchase price of approximately $112.0 million. The amount of the purchase price is subject to certain potential post-closing adjustments set forth in the SPA.

The Sellers, certain members of management of Fulghum (on behalf of themselves and the Sellers), the Company and the Buyer made customary representations, warranties and covenants in the SPA. Among other terms, the SPA requires that the Sellers indemnify the Buyer and certain of its related parties generally for a period of 18 months after the closing of the Acquisition, or (i) for a period of six years after the closing of the Acquisition for certain environmental matters, (ii) until the thirtieth day after the expiration of the applicable statute of limitations for certain tax and employee benefit matters or (iii) for an indefinite period after the closing of the Acquisition with respect to certain fundamental representations and warranties. However, the Sellers’ indemnification obligations are subject to important limitations including a $600,000 threshold and a cap of up to $9.0 million, subject to certain exceptions.

In connection with the Acquisition, the Company deposited with an escrow agent $9.675 million in cash into a general indemnity escrow account (the “Indemnity Escrow Account”). The cash in the Indemnity Escrow Account may be used to, among other things, satisfy indemnification claims by the Company or the Buyer against the Sellers in accordance with the terms of the SPA. An amount equal to $3,583,920, subject to the withholding of amounts for any pending or satisfied claims made against the Indemnity Escrow Account, shall be distributed to certain of the Sellers on May 1, 2014. Any cash remaining in the Indemnity Escrow Account on May 1, 2015, subject to the withholding of amounts for any pending or satisfied claims made against the Indemnity Escrow Account, shall be distributed to the Sellers.

The SPA is filed herewith to provide the Company’s investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Buyer, the Sellers or Fulghum and its subsidiaries. The representations, warranties and covenants contained in the SPA were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the SPA, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the SPA instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the SPA and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Buyer, the Sellers or Fulghum or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the SPA.

This Current Report on Form 8-K contains only a summary of certain provisions of the SPA. The summary does not purport to be a complete summary of the SPA and is qualified in its entirety by reference to the SPA.

(b) Rentech Graanul Joint Venture Agreement

Prior to the consummation of the Acquisition, Fulghum held a 40% equity interest in Fulghum Graanul, LLC (the “JV”), a Georgia limited liability company of which Graanul Invest AS, an Estonian corporation (“Graanul”), held the remaining 60% ownership interest. In connection with the Acquisition, Fulghum transferred its ownership interest in the JV to the Buyer, the JV converted into a Delaware limited liability company named Rentech Graanul, LLC, and the Buyer and Graanul entered into an Amended and Restated Joint Venture and Operating Agreement, dated as of April 30, 2013 (the “JV Agreement”). In connection with entering into the JV Agreement, (i) Buyer agreed to contribute additional capital to the JV, such that the Buyer and Graanul each now own a 50% equity interest in the JV, (ii) during a period defined as the shorter of five years or such time as the JV has constructed a total of 1.25 million metric tons of capacity (the “Restricted Period”), the Company agreed to (a) offer any new wood fibre pellet mill projects in the U.S. or Canada to the JV for development, and (b) offer to Graanul the opportunity to purchase 50% (but not less than 50%) of the equity interest in any existing pellet mills in the U.S. and Canada to be acquired by the Company, (iii) for any new project accepted by the JV for development and construction, the Company agreed to provide as the senior secured lender, or obtain debt financing from a third party for, 50% of the costs of any such new project constructed by the JV, (iv) Rentech and Graanul agreed to each provide 25% of the cost of any such new project in the form of capital investments in the JV, (v) Graanul agreed to provide engineering, procurement and construction services to projects constructed by the JV, (vi) Graanul agreed to provide marketing services for any excess pellets produced by the JV, and give preference to the JV to acquire pellets from Graanul’s European facilities in the event the JV needs to supplement pellet supplies from its operating wood pellet mills, and (vii) the JV is expected to own 100% of the equity of each new project constructed by the JV.

This Current Report on Form 8-K contains only a summary of certain provisions of the JV Agreement and does not purport to be a complete summary of the JV Agreement.

(c) Drax Agreement

On April 30, 2013, RTK WP Canada ULC, a British Columbia unlimited liability company and a wholly-owned indirect subsidiary of the Company (“RTK WP Canada”), and Drax Power Limited, a United Kingdom limited company (“Drax”), entered into an Agreement for the Sale and Purchase of Biomass FOB Loading Port (the “Drax Agreement”). Pursuant to the terms of the Drax Agreement, RTK WP Canada is required to deliver approximately 400,000 metric tons of wood pellets annually to Drax for a ten year term with the first delivery under the contract scheduled for the fourth quarter of calendar year 2014, with prices indexed for inflation, fuel and fibre supply costs. Any payment obligations of RTK WP Canada pursuant to the Drax Agreement are guaranteed by the Company, and RTK WP Canada and the Company are subject to customary indemnities under the Drax Agreement.

This Current Report on Form 8-K contains only a summary of certain provisions of the Drax Agreement and does not purport to be a complete summary of the Drax Agreement.

(d) Port Agreement

In connection with the Drax Agreement, on April 30, 2013, RTK WP Canada and Quebec Stevedoring Company Limited (“Quebec Stevedoring”) entered into that certain Master Services Agreement, dated as of April 30, 2013, pursuant to which Quebec Stevedoring is required to provide stevedoring, terminalling and warehousing services to RTK WP Canada at the Port of Quebec (the “Port Agreement”). The Port Agreement is designed to support the term and volume commitments of the Drax Agreement as well as future wood pellet exports through the Port of Quebec. Pursuant to the Port Agreement, Quebec Stevedoring is required to finance and build handling equipment and 75,000 metric tons of wood pellet storage exclusively for RTK WP Canada’s use at the port. The cost of such construction and facilities is estimated at approximately $20 million, and the actual amount spent will become a lease obligation of RTK WP Canada, with such obligation guaranteed by the Company.

This Current Report on Form 8-K contains only a summary of certain provisions of the Port Agreement and does not purport to be a complete summary of the Port Agreement.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

The information set forth above under Item 1.01(a) of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

The Company intends to provide the required additional financial statements relating to the Acquisition under cover of a Current Report on Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Businesses Acquired

The Company intends to provide the required additional financial statements relating to the Acquisition under cover of a Current Report on Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of Current Report on Form 8-K.

(b) Pro Forma Financial Information

The Company intends to provide the required additional pro forma financial information relating to the Acquisition under cover of a Current Report on Form 8-K/A within the time allowed for such filing by Item 9.01(b)(2) of Current Report on Form 8-K.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

2.1	Stock Purchase Agreement, dated as of May 1, 2013, among the Company, the Buyer, the Sellers and Anthony M. Hauff, as the Sellers’ representative.*

*	Schedules and exhibits have been omitted from this Exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The Company agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: May 7, 2013	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer